EXHIBIT 10.6

This Long-Term Incentive Policy of Lavoro Agro Holding SA (“Company”) is governed by the provisions below and applicable law.

1.    DEFINITIONS

1.1.       Definitions. The following words, expressions and abbreviations with capital letters, when not defined elsewhere in this Policy, in the singular or in the plural, shall have the meaning assigned to them in this Clause 1.1, unless expressly indicated otherwise or if the context is inconsistent with any meaning attributed herein:

Action(s)	means the share(s) issued by the Offshore Holding.

Shares Received	has the meaning given to it in Clause 6.1 of this Policy.

Affiliates of the Current Controllers	means companies, funds or any entities (a) controlled by the Current Controllers of the Offshore Holding; (b) under common Control with the Current Controllers of the Offshore Holding; (c) controllers of the Current Controllers of the Offshore Holding; and (d) managed by the managers of the funds that constitute or control the Current Controllers of the Offshore Holding.

Disposal of Control	means the transfer, directly or indirectly, of Shares that implies a change in Control of the Offshore Holding, either through a single operation or through successive operations, so that the Current Controllers cease to hold Control of the Offshore Holding.

Current Controlling Shareholders or Controlling Shareholder(s)	means the companies, persons, funds or any entities that, on the date of this Policy, have, directly or indirectly, the Control of the Offshore Holding, as well as the Affiliates of the Current Controllers that, together, hold or will hold the Control of the Offshore Holding.

Bad Leaver	means the Participant, in relation to which the Termination has occurred and who is not classified as a Good Leaver , regardless of the type of Termination and/or the party that caused it. Participants who leave the Company on their own initiative after becoming aware of the definition of the strategy to operationalize the divestment by the Company’s Current Controllers through a Liquidity Event will also be characterized as Bad Leavers.

Disposal Commitment	has the meaning given to it in Clause 4.2 (iii) of this Policy.

Conditions for Receiving the Incentive	has the meaning given to it in Clause 4.2 of this Policy.

Adhesion Contract(s)	means the contract by means of which (i) the Participant adheres to and is subject to all the terms and conditions of this Policy; and (ii) the granting of Reference Options by the Company to the Participant is formalized.

Control (and its variations)	means the ownership of a majority of the voting capital stock of the Offshore Holding, or the de facto ability to elect a majority of the members of Offshore Holding’s management, whether via a voting agreement, shareholders’ agreement, or otherwise, and to determine, directly or indirectly, the corporate activities and guide the functioning of the Offshore Holding’s governing bodies, pursuant to art. 116 of the Brazilian Corporate Law. In the event of Control shared by more than one entity or person, all said entities or persons will be considered holders of Control for the purposes of this Policy.

Liquidity Event Costs per Share	means all commissions, expenses, fees and other costs incurred by the Current Controllers for the realization of a Liquidity Event.

Grant Date	means the date considered, for the purposes of this Policy, of granting the Reference Options to the Participant, as established in the Contract of Adhesion or otherwise determined by the Board of Directors.

Termination	means any act or fact that ends the Participant’s legal relationship with the Company. Termination covers, among others, the events of retirement, death, permanent disability, voluntary termination of the Participant, resignation, resignation from the position, dismissal, dismissal with or without just cause, dismissal for breach of duties and attributions, replacement or non-reelection as administrator and termination with or without just cause of employment or service contract.

Termination for Just Cause	means any act or fact that puts an end to the Participant’s legal relationship with the Company according to the cases of dismissal for just cause provided for in Brazil’s Consolidated Labor Laws, as per the wording in force at the time, in the case of Participants who are employees of the Company; and in the case of Participants who are non-employed statutory administrators or service providers, the following hypotheses: (a) Participant’s negligence in the exercise of responsibilities arising from his/her mandate as administrator or contracted service provider; (b) criminal conviction, even if subject to appeal, related to intentional crimes; (c) the practice, by the Participant, of dishonest or fraudulent acts against the Company or against its subsidiaries or affiliates; (d) any act or omission resulting from intent or fault of the Participant that is harmful to the business, image, or financial situation of the Company, its shareholders, or any controlled or affiliated companies, provided that it is duly proven; (e) significant violation of the instrument that regulates the exercise of the statutory manager’s mandate or service provider agreement entered into by the Participant with the Company or any amendments to such instrument or agreement; (f) non-compliance with the Company’s Bylaws, Code of Ethics and other corporate provisions applicable to the Participant, as an administrator or service provider; and (g) failure to comply with the obligations set forth in the Brazilian Corporation Law, applicable to managers of corporations, including, but not limited to, those provided for in arts. 153 to 157 of the Brazilian Corporation Law, obligations that will also analogously apply to service providers.

Dividends	means the net amount of taxes paid per Share by way of distributions of dividends, interest on shareholders’ equity and other earnings.

Change of Control Event	means the sale, directly or indirectly, of part or all of the Shares (or shares issued by Nova Holding) owned by the Current Controllers, or any transaction or corporate act, including corporate reorganizations, the result of which is the Disposal of Control through: (a) private sale of part or all of the Shares (or shares issued by Nova Holding) to a Third Party Acquirer, with effective receipt of the amount, or part of the amount, in local currency or in US dollars; or (b) secondary offering of all Shares (or shares issued by Nova Holding) or a controlling interest (direct or indirect) on a stock exchange, in Brazil or abroad.

Partial Liquidity Event	means the disposal of part or all of the Shares (or shares issued by Nova Holding) owned by the Current Controllers, or any corporate transaction or act, including corporate reorganizations, the result of which is the disposal of the Shares (or shares issued by Nova Holding) without the occurrence of Disposal of Control, including through: (a) private sale of part of the Shares (or shares issued by Nova Holding) to a Third Party Acquirer, with effective receipt of the amount, or part of the amount, in local currency or US dollars; or (b) secondary offering of part of the Shares (or shares issued by Nova Holding) (interest not representing Control) on a stock exchange, in Brazil or abroad.

Liquidity Event	means the occurrence of a Change of Control Event or a Partial Liquidity Event.

Good Leaver	means the Participant, in relation to which the Termination has occurred through: (a) execution of an exit agreement between the Company and the Participant, duly formalized by means of a specific instrument signed by the Company and the Participant; (b) the Company’s initiative, except in the case of Termination for Cause; and (c) death or permanent disability of the Participant.

Offshore Holding	Company named “Lavoro Agro Limited,” headquartered in the Cayman Islands, which holds indirect Control of the Company.

Incentive	means the incentive embodied in the receipt of value in cash, or in goods, linked to the potential appreciation of the Shares, proportional to the number of Reference Options attributed to the Participant, calculated in accordance with Clause 5.2 .

IPCA	means the Extended National Consumer Price Index, published by the Brazilian Institute of Geography and Statistics - IBGE.

Law	means any law, authorization, statute, regulation, rule, court or arbitration decision, or requirement enacted or imposed by any governmental authority.

Corporation Law	means Law No. 6,404, of December 15, 1976, as amended.

New Holding	means any legal entity, fund or entity that, within the scope of a corporate reorganization of the Offshore Holding, comes to be constituted and starts to hold the Control of the Offshore Holding.

Reference Option	means the reference unit for calculating the Incentive to which the Participant will be entitled upon verification of all the Conditions for Receiving the Incentive.

Reference Options Acquired	means the Reference Options, whose respective Grace Period has elapsed.

Reference Options Not Acquired	means the Reference Options, whose respective Grace Period has not elapsed.

Participants	means the Eligible Persons to which the Company has granted Reference Options.

Eligible Persons	means the Officers, Managers, Superintendents and other employees of the Company and/or its controlled companies, as well as individuals considered “key” to the Company, as defined by the Board of Directors.

Policy	means the present Long-Term Incentive Policy of the Company that replaces the Long-Term Incentive Policy, approved on March 15, 2018 and canceled on August 17, 2022 by the Company’s Board of Directors (“1st Policy”), such that the Participants of the 1st Policy will have their rights guaranteed. In this way, the Reference Options granted, Exercise Price, beginning and end of the Grace Period, will observe the conditions set forth in the 1st Policy.

Grace period	means the period(s) after which the Reference Options become Reference Options Acquired, so that they may be exercisable upon verification of the Conditions for Receiving the Incentive.

Disposal Price per Share, or DPS

means the amount per Share (or shares issued by Nova Holding) effectively received by the Current Controllers in an Event of Liquidity, and said amount may be received by the Current Controllers in cash or in goods.

For clarification purposes, the Disposal Price per Share is considered to be the amount received by the Current Controllers (Controlling Shareholders) within the scope of the Liquidity Event, after subtracting the Costs per Share of the Liquidity Event, except in cases where the Board of Directors, at its sole discretion, define the non-application of the Cost per Share of the Liquidity Event.

In the event of a Liquidity Event through the sale of shares issued by Nova Holding, the Board of Directors will indicate the value attributed to the Shares of the Offshore Holding within the scope of the transaction. Accordingly, the value attributed to the Shares will be the Disposal Price per Share, or DPS, for the purposes of this Policy.

The Disposal Price per Share will be corrected by the variation of the IPCA from the closing date of the transaction that characterized the Liquidity Event and compliance with the Conditions for Receipt of the Incentive until the date of payment of the Incentive.

In the event of a Liquidity Event embodied in US dollars (USD), the Disposal Price per Share will be calculated using the average between the official selling price (PTAX) and the official buying price (PTAX) disclosed by the Central Bank of Brazil (BACEN) on a daily basis, considering the same date used for (a) the closing of the respective private sale of part or all of the Shares (or shares issued by Nova Holding) to a Third Party Acquirer; or (b) the pricing of the secondary offering of the Shares (or shares issued by Nova Holding) on a stock exchange in Brazil or abroad.

Disposal Price per Share - Participant	means the amount per Share (or per share issued by Nova Holding) to be received by the Participant, in a Liquidity Event, as a result of the sale of Shares Received, in the event that the Incentive is paid upon delivery of Shares (or shares issued by Nova Holding), pursuant to Clause 6 of this Policy.

Reference Exercise Price

Means (a) the amount used to calculate the Minimum Return pursuant to Clause 4.2 (ii) of this Policy, equivalent to R$ 1.00 (one real); and (b) the amount used to calculate the Incentive pursuant to Clause 5.2 of this Policy, equivalent to R$ 1.00 (one real) adjusted by the IPCA variation since August 1, 2017 until payment of the Incentive to the Participant.

If, since August 1, 2017, the Current Controllers have received amounts as dividends from the Offshore Holding, or payment of interest on equity, as well as arising from a capital reduction of the Offshore Holding, such amounts will be subtracted from the Reference Exercise Price. The amounts received, for purposes of calculating the Incentive pursuant to Clause 5.2 of this Policy, under the terms above, will be corrected according to the positive variation of the IPCA, from the date of each receipt by the Current Controllers, and until the date of payment of the Incentive to the Participant.

In the event that the distributions provided for above are made in US dollars, the conversion of the amount to be deducted from the Reference Exercise Price will be carried out using the average between the official selling price (PTAX) and the official price (PTAX) of purchase disclosed by the Central Bank of Brazil (BACEN) on a daily basis, considering the date on which each distribution to the Current Controllers took place.

Minimum Return	means the greater of the following values: (a) DPS ≥ the multiplication by 3 (three) of the Reference Exercise Price; or (b) the value obtained by applying the following formula: DPS ≥ Reference Exercise Price * (1.25) [n] where n = number of years (i) from August 1, 2017 , (ii) to the date of Liquidity Event; it may be a fractional number, depending on the calculation month, pursuant to Clause 4.2 (ii) of this Policy.

Third Party Purchaser	means any individual or legal entity or unincorporated entity, including, but not limited to, companies of any kind, de facto or de jure, consortium, partnership, association, joint venture and investment funds, which acquires Shares of the Company (or shares of issuance of Nova Holding) within the scope of a Liquidity Event and, on the date of approval of this Policy, is not (a) a shareholder, directly or indirectly, of the Company (nor its successor or heir) or (b) Affiliate of the Current Controllers.

2.    OBJECTIVE

2.1.       The purpose of this Policy is (a) to establish the main conditions regarding the granting of Reference Options to Eligible Persons; (b) replace the Company’s 1st Long-Term Incentive Policy, approved on March 15, 2018, and canceled on August 17, 2022 by the Company’s Board of Directors; (c) encourage the expansion, success and achievement of the Company’s corporate objectives; (d) align the interests of the Company’s shareholders with those of the Eligible Persons; and (e) encourage the generation of sustainable results.

2.2.       The terms and conditions set forth herein and the procedures for granting the Reference Options will also be detailed in the respective Contracts of Adhesion to be prepared and previously approved by the Company’s competent corporate bodies, in accordance with market practices and in compliance with applicable legislation, the Company’s corporate acts and shareholders’ agreements filed at its Corporate headquarters.

2.3.       The Company’s relevant corporate bodies may, at their sole discretion, approve a different long-term incentive structure, in place of this Policy, so that the Eligible Persons receive share purchase options (or shares issued by Nova Holding), which will be calculated according to the parameters set forth in this Policy and will be subject to the same conditions and terms stipulated herein.

3.    GENERAL CONDITIONS FOR GRANTING REFERENCE OPTIONS

3.1.       Granting of Reference Options. The granting of Reference Options will be made by the Company’s Board of Directors, observing the guidelines established in this Policy. The Board of Directors may establish different terms and conditions for each Participant, without the need to apply any rules for equitability, even between people who are in similar or identical situations. Acceptance of the Reference Options and the signature of the Contract of Adhesion by the Participant are optional.

3.2.       Conditions for Acquisition of Right. Once the requirements and conditions set forth in this Policy and in the respective Contracts of Adhesion are met, the Participant will be granted Reference Options, which will entitle him/her to, after verifying all the Conditions for Receiving the Incentive, to receive the payment of the Incentive from the Company.

3.3.       No Link Maintenance Warranty. No provision of this Policy or the Contract of Adhesion will grant any Participant rights with respect to the permanence or maintenance of his/her relationship with the Company and will not interfere, in any way, with the Company’s right to discontinue, at any time, his/her mandate or contract with the Company.

3.4.       Quantitative Limit. The granting of Reference Options, under the terms of this Policy, is subject to a global limit equivalent to a maximum of 3% (three percent) of the total amount, on the Grant Date, of Shares representing the Offshore Holding’s capital stock.

4.    CONDITIONS FOR RECEIVING THE INCENTIVE

4.1.       Grace Period. The Reference Options will be subject to the Grace Period that will occur in stages, according to dates to be defined by the Board of Directors and provided for in the relevant Contracts of Adhesion, so that, after the Grace Period has expired, the Reference Options will become Purchased Reference Options and the Participant will be entitled to receive the Incentive linked to the Purchased Reference Options, provided that the Conditions for Receipt of the Incentive provided for in Clause 4.2 below are verified. Unless otherwise approved by the Board of Directors and regulated in the respective Contracts of Adhesion, the Grace Period of the Reference Options granted to Participants shall observe the following rules:

(i)       1/3 (one third) of the Reference Options will become Purchased Reference Options on the 3rd (third) anniversary of the Grant Date;

(ii)       1/3 (one third) of the Reference Options will become Purchased Reference Options on the 4th (fourth) anniversary of the Grant Date; and

(iii)       1/3 (one third) of the Reference Options will become Purchased Reference Options on the 5th (fifth) anniversary of the Grant Date.

4.2.       Conditions for Exercise of Reference Options and Consequent Receipt of the Incentive. Only the Reference Options Acquired (ie, those whose Grace Period has already expired) will be entitled to receive the Incentive, in any case, solely and exclusively, when all, and not less than all, of the following conditions for exercise of the Reference Options and consequent receipt of the Incentive (“Conditions for Receiving the Incentive”):

(i)       occurrence of a Liquidity Event with the verification of the Minimum Return; and

(ii)       the Disposal Price per Share in the Liquidity Event, is equal to or greater than the highest of the following values:

(a)       the multiplication by 3 (three) of the Reference Exercise Price or

(b)       the value obtained by applying the following formula:

DPS≥ Reference Exercise Price*(1.25) n

Where:

n = is the number of years from August 1, 2017 to the date of the Liquidity Event, which may be a fractional number, depending on the calculation month.

5.    INCENTIVE

5.1.       Once the requirements and conditions set forth in this Policy are met, including the Conditions for Receiving the Incentive in the event of a Liquidity Event occurring, the Participant will be entitled to receive the Incentive.

5.2.       The Incentive will be calculated according to the following formula:

INCENTIVE = (DPS - Reference Exercise Price)    × ORA x Y%

Where:

INCENTIVE	means the amount, in national currency, to which the Participant will be entitled as an Incentive.

ORA	means the number of Reference Options Purchased from the Participant on the date on which the Incentive Receipt Conditions were verified.

Y%	means (a) in the case of a Partial Liquidity Event, the percentage of shareholding held by the Controlling Shareholders and which was the object of the Partial Liquidity Event; and (b) in the case of a Change of Control Event, Y will always be equal to 100% (one hundred percent).

5.2.1.       After the occurrence of a Partial Liquidity Event, when any new Liquidity Event takes place that meets the Conditions for Receiving the Incentive, the Incentive will be calculated in accordance with Clause 5.2 above, provided, for purposes of calculation, that the shareholding held by the Controlling Shareholder that was the object of the new Liquidity Event (“Y”, as provided for in Clause 5.2 ) shall only include the percentage of Shares that were already paid in on the date of the occurrence of the first Liquidity Event.

5.2.2.       For clarification purposes, after the occurrence of a Change of Control Event, in which the Current Controlling Shareholders remain holders of equity interest (despite the Company’s Transfer of Control), without verifying the Minimum Return, all Options for Reference, including the Purchased Reference Options, will be automatically extinguished, by operation of law, regardless of prior notice or payment of any amount or indemnity of any nature by the Company to the Participant.

5.3.       Inability to receive the Incentive relating to Reference Options Not Acquired. In the event of a Liquidity Event and compliance with the Conditions for Receiving the Incentive, only the Incentive related to the Purchased Reference Options will be paid to each Participant. The payment of the Incentive referring to the Reference Options Not Acquired will remain subject to compliance with the Grace Periods, accordingly, if (a) the Participant remains with the Company after the Liquidity Event, subject to the provisions of Clause 5.4 below, in which the Conditions for Receiving the Incentive have been met; and (b) complies with the respective Grace Periods, the Reference Options Not Acquired will become Reference Options Acquired, under the terms of this Policy, and the corresponding Incentive payment may be made. In such situations, the Participant will be entitled to receive the Incentive related to such Reference Options Acquired, calculated under the terms of Clause 5.2 above, observing the terms and conditions of this Policy and the respective Contract of Adhesion.

5.3.1.       For clarification purposes, if the Participant holds Reference Options Not Acquired on the date of a Partial Liquidity Event, but which become Reference Options Acquired after the completion of a Partial Liquidity Event due to the course of the Grace Period, the Participant will be entitled to receive the Incentive related to such Reference Options Acquired in proportion to the shareholding held by the Controlling Shareholder that was the object of the Partial Liquidity Event (“Y,” as provided for in Clause 5.2 ), observing the conditions set forth in this Policy. In this case, the Disposal Price per Share will be adjusted by the IPCA from the date of the Liquidity Event until receipt of the Incentive, for purposes of calculating the Incentive pursuant to Clause 5.2 above.

5.4.       Termination by Company Initiative after Disposal of Control. Notwithstanding the provisions of Clause 5.3 above, if, after the occurrence of a Liquidity Event Control and compliance with the Conditions for Receipt of the Incentive, a Good Leaver is terminated, the Grace Period of all Reference Options Not Acquired held by the respective Participant will become Reference Options Acquired on the date of Termination—so that the Participant will be entitled to receive the Incentive related to 100% (one hundred percent) of the Reference Options held by him/her. For the avoidance of doubt, only the Termination of a Good Leaver after a Disposal of Control anticipates the Grace Period, provided that, for the purposes of this Clause 5.4, a Termination, even if of Good Leaver, after the occurrence of a Liquidity Event Partial does not bring forward the Grace Period.

5.5.       Receipt of Incentive. Notwithstanding the provisions of Clause 5.5.2 below, upon the occurrence of a Liquidity Event, the payment of the Incentive shall (a) be in cash or in goods, without prejudice to the provisions of Clause 6 below; (b) be under the same conditions, terms and form as those applicable to the Current Controlling Shareholders in the Event of Liquidity; or, alternatively; and (c) at the discretion of the Board of Directors, be under conditions, terms and form different from those applicable to the Current Controllers, provided that, in this case, such conditions, terms and form are not less beneficial than those applicable to the Current Controllers.

5.5.1.       Payment in Goods. If the payment of the Sale Price per Share is made to the Current Controllers in assets, the Current Controllers will define the amount to be attributed to said assets for purposes of calculating the DPS value. In this case, the Participants shall receive the payment of the Incentive in assets, in the same proportion as the amount received by the Current Controllers, and may, at the sole discretion of the Board of Directors, receive in cash the amount corresponding to the value of the assets. If the payment of the DPS to the Current Controllers is made in shares of a publicly-held company and listed on a stock exchange, the value attributed to calculate the number of shares to be delivered to the Participant will be equivalent to the average value of the quotations of said shares of the last 60 (sixty) trading days prior to the Liquidity Event date.

5.5.2.       Notwithstanding the provisions of Clause 5.5 above, in the event of a Change of Control Event in which it is stipulated that the Controlling Shareholder will receive the payment in cash and it is in the interest of the Third Party Acquirer, the Board of Directors may determine that the payment of the Incentive due to the Participants is deferred up to 2 (two) installments, being (i) 75% (seventy-five percent) of the amount due within 15 (fifteen) business days from the date the payment is received by the Controlling Shareholder; and (ii) 25% (five percent) of the amount due on the last business day of the 12th (twelfth) month following receipt of the installment referred to in item (i) of this Clause, provided that a Bad Leaver Termination does not occur in this period.

6.    PAYMENT OF THE INCENTIVE BY DELIVERY OF SHARES

6.1.       Incentive paid upon Delivery of Shares. At the sole discretion of the Company and subject to the approval of the competent corporate bodies, the Company may pay the Incentive upon delivery to the Participant of Shares of the Offshore Holding (or Nova Holding), upon the occurrence of a Liquidity Event and provided that the Shares (or shares issued by Nova Holding) are listed on a stock exchange. The number of Shares (or shares issued by Nova Holding) to be received by the Participants (“Shares Received”) will be calculated by dividing (i) the total value of the Incentive, calculated pursuant to Clause 5.2 above, by (ii) Disposal Price per Share within the scope of the public offering.

6.2.       Payment of Incentive in Shares within the scope of a Public Offering. In the event of payment of the Incentive upon delivery of Shares (or shares issued by Nova Holding), whose Liquidity Event has occurred through a secondary public offering of Shares (or shares issued by Nova Holding), the following rules will apply:

(i)       If the delivery of Shares Received occurs concomitantly with the Liquidity Event, then the Participant may, at its discretion: (a) participate in the secondary public offering, selling its Shares Received together with the Current Controlling Shareholders, in which case the Participant will sign any and all documents necessary or convenient to carry out the secondary offering of shares, as well as provide the same representations and guarantees as the Current Controllers, and shall also bear the Costs per Share of the Liquidity Event in proportion to the number of Shares held by each Participant at the time of the Liquidity Event, if it has not been considered for purposes of calculating the number of Shares Received pursuant to Clause 6.1 above and unless otherwise resolved by the Company’s Board of Directors; or (b) not sell their Shares Received, being, however, prevented from carrying out the sale of Shares Received during the period established by Law or in the documents of the secondary public offering, as the case may be, as contracted with the coordinators of said secondary public offering , unless otherwise resolved by the Company’s Board of Directors; or

(ii)       If the delivery of the Shares Received occurs after the Liquidity Event, the calculation of the Incentive, as well as the number of Shares to be delivered to the Participant, will be carried out at the time of the occurrence of the Liquidity Event and the effective delivery of the Shares Received will occur when the expiration of the Grace Period of the Reference Options Not Acquired. In this case, the Participant will remain the holder of its Received Shares, being able to sell them on the stock exchange, provided that the term established in Clause 6.2 (i) (b) above is complied with and upon prior communication to the Company’s investor relations department.

7.    RULES REGARDING PARTICIPANT TERMINATION

7.1.       Good Leaver Shutdown. Without prejudice to the provisions Clause 5.4 above , or the exceptions approved at the Board of Directors’ Meeting, in the event of Termination of the Participant, classified as Good Leaver, the Reference Options held by them at the time of Termination shall observe the following:

(i)       the Reference Options Not Acquired will be automatically extinguished, by operation of law, regardless of prior notice or payment of any amount or indemnity of any nature by the Company to the Participant; and

(ii)       the Reference Options Acquired will remain valid, which will continue to be held by the Participant (or his successors, as the case may be) and may be exercised when and if the Conditions for Receiving the Incentive are fulfilled. At the sole discretion of the Board of Directors, (a) restrictions may be imposed for the maintenance, by the Participant, of the Reference Options Acquired, as provided for in the employment contract or employment contract (e.g. non-compete obligation); and (b) the Company may immediately liquidate the Reference Options Acquired, through price and payment method to be established by the Board of Directors.

7.2.       Bad Leaver Shutdown. In the event of Termination of the Participant, classified as Bad Leaver, all Reference Options Acquired and Reference Options Not Acquired will be automatically extinguished, by operation of law, regardless of prior notice or payment of any amount or indemnity of any nature by the Company to the Participant.

7.3.       Termination by the Participant. In the event of the Participant’s Termination, on his/her own initiative, all Reference Options Acquired and Reference Options Not Acquired will be automatically extinguished, by operation of law, regardless of prior notice or payment of any amount or indemnity of any nature by the Company to the Participant. For the avoidance of doubt, upon Termination by the Participant, there will be no qualification of Good Leaver (unless the conclusion and formalization of a departure agreement takes place, pursuant to item (a) of the definition of the term Good Leaver) or Bad Leaver.

8.    GENERAL PROVISIONS

8.1.       Taxes. Any and all amounts paid by the Company to the Participants as an Incentive will be net of all taxes, fees, contributions and charges levied on said Incentive, which will be borne by the Participants, the Company being expressly authorized to carry out any and all withholdings that required by law. The Participant will be solely responsible for the payment of taxes eventually levied on the sale of Shares Received under the terms of Clause 6, as well as, when applicable, any other form of long-term incentive that may replace this Policy.

8.2.       Term. This Policy enters into force immediately after its approval by the Company’s Board of Directors and remains in force for a period of 5 years. This Policy may be extinguished, amended or replaced, by a new policy, by the Board of Directors, provided that the rights already granted to the Participants and in compliance with the Contracts of Adhesion already executed, referring to the granting of Referential Shares, will remain in force, in accordance with their terms and conditions.

8.3.       The Board of Directors may establish special treatment for certain cases and situations, during the term of the Plan, provided that the neither the rights already granted to the Participants, nor the basic principles of the Plan, are affected. Such particular treatment will not constitute a precedent invoked by other Participants.

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